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                                                                    Exhibit 99.1



A.C. Moore Arts & Crafts, Inc                   Gregory FCA Communications, Inc.
Leslie Gordon                                   For More Information Contact:
Chief Financial Officer                         Mary Borneman
(856) 228-6700                                  (610) 649-3604


For Immediate Release


A.C. Moore's First Quarter Sales Increase 7%


              Company Expects to Meet Consensus Earnings Estimates


Blackwood, New Jersey, April 3, 2003 - A.C. Moore Arts & Crafts, Inc. (Nasdaq:
ACMR) reported today sales of $92.0 million for the first quarter ended March 31, 2003, an increase of 7% over sales of $85.9 million during the first quarter of 2002. Same store sales decreased by 2%, within the range of our February 20, 2003 forecast, compared to a same store sales increase of 14% in the first quarter of 2002.

Jack Parker, Chief Executive Officer, stated, "We knew that the first quarter would be very challenging as we were up against very strong results in 2002. Then, as with many retailers in the northeast, we had an extremely difficult period with severe weather conditions which impacted sales throughout the quarter. We also were affected by consumer uncertainty with the economy and the continuing war in Iraq. Nevertheless, we anticipate that our profits for the quarter will meet the consensus estimate of $0.02 per share."

First quarter earnings and an update for our full year outlook will be released on April 17, 2003 and the Company will host a conference call at 11:00 A.M. EDT. Investors will have the opportunity to listen to the conference call live over the Internet through the Company's investor relations portion of its website at www.acmoore.com.

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 73 stores in the eastern United States.

                                      # # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company's Securities and Exchange Commission filings.